Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of The Dolan Company (f/k/a Dolan Media Company) of our report dated September 2, 2008, relating to our audit of the consolidated financial statements of National Default Exchange Holdings, LP (and Predecessor) as of December 31, 2006 and 2007 and for the years ended December 31, 2005, 2006 and 2007, included in the report on Form 8-K/A filed by The Dolan Company on September 16, 2008.
/s/ McGladrey & Pullen, LLP
Dallas, Texas
May 27, 2010